Exhibit (e)

FORM OF MANAGEMENT AGREEMENT

Between

PORTUGAL TELECOM, SGPS, S.A., a corporation incorporated under the laws of Portugal, with its headquarters on Av. Fontes Pereira de Melo, no. 40, Lisbon, with share capital of 1,201,750,000 Euros, registered with the Board of Trade of Lisbon under the number 3,602, legal entity number 503215058, hereinafter referred to as the “Company” or the “Group”;

and

[Name and personal information of the Executive], hereinafter referred to as the “Executive”;

Whereas:

The decision of the Compensation Committee of the General Assembly of the Company held on [date] regarding compensation matters of the members of its corporate bodies.

We enter into this Management Agreement subject to the terms and conditions set forth herein, and, in case of omission, to the applicable law.

SECTION 1

1.             The Executive shall perform the functions attributable to a member of the Board of Directors and a member of the Executive Committee of Portugal Telecom, SGPS, S.A.

2.             The functions of the Executive shall include the functions attributable to the Board of Directors, including, among others, the participation in the definition and establishment of the general policies and objectives of the Group, according to the objectives set by the Group or by the companies of the Group, as well as the functions attributable to the Executive Committee of Portugal Telecom, SGPS, S.A., in the present administration of all the Portugal Telecom Group (“PT Group”).

SECTION 2

This Agreement shall be in full force and effect from [date] to the date when the Executive ceases to perform the activities described on Section 1, subject to the exercise of the rights and the fulfillment of the obligations of each of the parties that result from such termination.

SECTION 3

1.             The Company may, at any time, subject to the applicable law, terminate the performance of the functions of the Executive described in Section 1.

2.             In the event the Company terminates early, without cause, the functions of the Executive hereunder, the Executive will be entitled to receive from the Company, as indemnification, an amount equal to the fixed compensation [include if applicable:  plus the variable compensation] that the Executive would otherwise have been entitled to receive until the end of [his/her] term of office.  [Include if applicable:  The variable compensation that the Executive would be entitled to receive until the end of [his/her]term of office will be determined based on the annual average variable compensation paid for that specific position in the two years immediately preceding the termination date.]

SECTION 4

1.             The Company will pay the following amounts to the Executive:

1.1.          Fixed Compensation

a) Fixed Compensation = F in accordance with the compensation model of the Group (including profit sharing plans) in effect on the execution date of this Agreement, as decided by the meeting of the Compensation Committee of the Group’s General Assembly held on [date].  The fixed compensation will be paid in 14 monthly installments — two installments will be paid in June and November, and the remaining installments will be paid in each of the remaining months of the year. This amount shall never be less then [amount] Euros.

1.2.          Variable Compensation

a) Annual bonus to be calculated in accordance with the incentive plan in effect at the Company at each fiscal year. Such amount may not exceed [percentage] of F as defined by the Group model. The Executive hereby represents that [he or she] understands and agrees with the terms and conditions in effect on the year of execution of this Agreement.  [Include if applicable:  In any event, and taking into consideration the current compensation of the Executive, the Executive shall receive annual variable compensation no less than [percentage] of [his or her] fixed compensation, that is, [fraction] of [his or her] maximum possible variable compensation.]

b) Any other component of the variable compensation that happens to be included in the compensation model of the Group.

2.             The compensation model referred to in Subsection 1 is subject to annual increases or modifications in accordance with criteria to be defined by the Group.

SECTION 5

1.             The Executive will further be entitled to:

a) All the benefits granted to the members of the Executive Committee of the Board of Directors of the Company (business car, driver, parking facilities, office and secretarial staff, among others, in accordance with the model of the Group).

b) Coverage by the Company (for example, by health insurance or by other mechanisms) of the amounts spent as a result of the illness of the Executive and of the members of [his/her] family, including check-ups, prescription coverage, transportation and accommodation, surgery, treatments and hospitalizations in institutions selected by the Executive.

c) Coverage by the Company (for example, by personal injury insurance or by other mechanisms), [include if applicable: extended to the members of the family,] of risks of death, incapacitating diseases or permanent disability due to professional or “extra-professional” reasons, as well as of risks resulting from terrorism, rebellions, strikes, kidnappings or any other violent acts, in the amount correspondent to [number] months of the monthly compensation to which the Executive is entitled to on the day of the accident.

SECTION 6

The Executive will be entitled to 22 business days of vacation annually, which can be enjoyed on an individual basis or at once.

SECTION 7

In the event that any of the provisions of this Agreement is considered to be invalid or unenforceable, such invalidity of unenforceability shall not interfere with the validity or enforceability of the remaining provisions. In any such case, the parties shall negotiate for the substitution of the invalid or unenforceable provision for a valid and enforceable provision that approaches the original understandings and intentions of the parties and, in any event, shall provide by other necessary means for the interests and contractual rights of the parties that were set forth in such provision.

SECTION 8

1.             This Agreement will be automatically renewed in case of appointment of the Executive for a new term, subject to the same terms and conditions previously described in this Agreement.

SECTION 9

1.             After the termination for any reason, during or at the end of the term of office for which the Executive shall have been elected or reelected, of the performance of the management functions by the Executive in accordance with this Agreement, the Executive shall not exercise any professional or consulting activity in the telecommunications sector in Portugal.

2.             The provisions of the preceding Subsection shall have effect for a period of [number] year[s] from the date of the termination of such activities.

3.             As consideration for the non-competition obligation assumed in Subsection 1, the Company shall pay to the Executive on the termination date an indemnification payment to be determined as follows:

(i) an amount equivalent to [number] [years][months] of the Executive’s fixed compensation, based on the annual amount of fixed compensation paid to the Executive in the last year of performance of [his or her] activities.

(ii) [include if applicable:  the amount equivalent to [number] [years][months] of the Executive’s variable compensation, based on the annual average compensation paid for that specific position in the two years immediately preceding the termination date.]

SECTION 10

1.             As an alternative to the rules established in the preceding Section, the Executive may, at [his/her] initiative, propose to the Company [his/her] employment by the PT Group.

2.             In the event that, by mutual agreement between the parties, the Executive becomes an employee of the PT Group in accordance with the terms of the preceding Subsection, the Executive shall be entitled to base compensation equivalent to the highest level of base compensation paid by the companies of the PT Group in Portugal.

SECTION 11

1.             This Agreement shall be governed by the laws of Portugal.

2.             For all matters or disputes arising out of this Agreement, including matters of interpretation, integration, noncompliance, validity or invalidity, the parties hereby submit this Agreement to the exclusive jurisdiction of the Court of Lisbon.

Executed in two counterparts, distributed to the parties.

Lisbon, [date]

[Signatories for the Company]	[Executive]